For Immediate Release

U.S. ENERGY CORP. ENTERS INTO WOODBINE PARTICIPATION AGREEMENT

RIVERTON, Wyoming – May 22, 2012 – U.S. Energy Corp. (NASDAQ Capital Market: (“USEG”) (“USE” or the “Company”), announced today that it has entered into a participation agreement with a private entity, Mueller Exploration, Inc. (“Mueller”) to participate in the Woodbine Sub-Clarksville 7 Project located in Anderson and Cherokee Counties, Texas.

Under the terms of the agreement, USE will earn a 26.5% initial working interest (19.6% net revenue interest) in approximately 6,766 gross acres (1,274 net acres to USE) through a cash payment of $1.7 million.  The promoted amount will cover USE’s portion of the costs for land, geological and geophysical work, as well as all dry hole costs for an initial test well in each of the seven prospects.  Upon payout of USE’s initial well costs in each unit, USE’s interest will be reduced to a 19.8% working interest (14.7% net revenue interest).  Future infill drilling will be on a heads up basis, and USE’s interest will be 19.8% working interest (14.7% net revenue interest).

The project consists of seven predominately oil prospects located in Anderson and Cherokee Counties, Texas.  Six of the prospects will target the Woodbine formation, and one is a Sub-Clarksville formation prospect.  Mueller will operate the project and tentatively plans to spud the first well in the project at the end of this month.  The operator has commenced construction of the drilling pads, and the drilling program is scheduled to drill all seven of the prospects back to back with the same drilling rig.  If initially successful, the prospects individually can be down spaced to 40 acre spacing, providing multiple additional infill drilling locations.

“We are pleased to announce another oil venture in Texas with an aggressively paced drilling schedule which is planned to start in the coming weeks,” said Keith Larsen, CEO of U.S. Energy Corp.  “If initial well results are successful, there is the potential for multiple infill drilling locations, which could provide additional production growth for us in the second half of 2012,” he added.

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Press Release
May 22, 2012

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the “world class” Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release may relate to, among other things, USE’s expected future production rates and capital expenditures, its drilling and fracing of wells with industry partners, the borrowing base under its credit facility, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, future expenses, production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com